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                                                                     EXHIBIT 8.1

                               September 28, 2000

         RFS Hotel Investors, Inc.
         850 Ridge Lake Boulevard, Suite 220
         Memphis, Tennessee  38120

         Ladies and Gentlemen:

         We have acted as tax counsel to RFS Hotel Investors, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on September 28, 2000 (the "Registration Statement") with respect to the possible sale of up to 1,200,000 shares (the "Secondary Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of the Company by RFS, Inc., a subsidiary of Hilton Hotels Corporation, which shares are issuable to RFS, Inc. pursuant to the Company's repurchase from RFS, Inc. of 973,684 shares of the Company's series A convertible preferred stock. You have requested our opinion regarding certain U.S. federal income tax matters.

         The Company, through the Operating Partnership, Ridge Lake General Partner, Inc., a Tennessee corporation ("Ridge Lake GP"), and RFS Financing Partnership, L.P., a Tennessee limited partnership (the "Subsidiary Partnership"), currently owns 62 hotels and associated personal property (the "Hotels"). The Company leases 52 of the Hotels to RFS, Inc. and other wholly-owned subsidiaries of Hilton Hotels Corporation (collectively, "Hilton") pursuant to substantially similar operating leases (the "Hilton Leases"). The Company leases six of the Hotels to three other lessees (together with Hilton, the "Lessees") pursuant to substantially similar operating leases (the "Other Leases" and, together with the Hilton Leases, the "Leases"). Four of the Hotels are not leased. The 52 Hotels that are leased to Hilton are operated and managed by wholly-owned subsidiaries of Hilton pursuant to substantially similar management agreements (the "Hilton Management Agreements"). The other six leased Hotels are operated and managed by other third-party management companies pursuant to substantially similar management agreements (the "Other Management Agreements" and, together with the Hilton Management Agreements, the "Management Agreements"). The four Hotels that are not leased are operated by independent hotel managers.


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         In connection with the opinions rendered below, we have examined the following:

                  1. the Company's Second Restated Charter, as filed with the Secretary of State of the State of Tennessee on January 31, 1995, as amended on June 27, 1996;

                  2. the Company's Bylaws;

                  3. the prospectus contained as a part of the Registration Statement (the "Prospectus");

                  4. the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of January 3, 1997 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners;

                  5. the Limited Partnership Agreement of the Subsidiary Partnership, dated October 4, 1996 (the "Subsidiary Partnership Agreement"), between RFS Financing Corporation, as general partner, and the Operating Partnership, as limited partner;

                  6. the Charter of Ridge Lake GP, a corporation 100% of whose nonvoting stock is owned by the Company and 100% of whose voting stock is owned by Robert Solmson, as filed with the Secretary of State of the State of Tennessee on September 24, 1997;

                  7. the Limited Partnership Agreement of Ridge Lake, L.P., dated September 22, 1997, between Ridge Lake GP, as general partner, and the Operating Partnership, as limited partner; and

                  8. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed generally that:

                  1. the Company qualified as a real estate investment trust (a "REIT") for its 1993 and 1994 taxable years;

                  2. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

                  3. each partner (a "Partner") of the Operating Partnership and the Subsidiary Partnership (each, a "Partnership") that is a corporation or other entity has a valid legal existence;

                  4. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreement (together, the "Partnership Agreements") and the transactions contemplated thereby;


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                  5. each Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed;

                  6. each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement);

                  7. during its taxable year ending December 31, 2000 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated September 28, 2000 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

                  8. the Company will not make any amendments to its organizational documents or the Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

                  9. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnership, the Partners, Ridge Lake GP, or Ridge Lake, L.P. after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

         Based on the factual matters in the documents and assumptions set forth above and the representations set forth in the Officer's Certificate, the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which are incorporated herein by reference), and without further investigation as to such factual matters, we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1995 through December 31, 1999, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable years ending December 31, 2000 and subsequent taxable years; and

                  (b) the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Secondary Shares.


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         We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, and the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with such documents, assumptions, or representations. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2000 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

         The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

         Very truly yours,



         Hunton & Williams